Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact:	Jacque Underdown
(831) 761-4741
GRANITE CONSTRUCTION ANNOUNCES LEANNE M. STEWART TO BE CFO

WILLIAM E. BARTON TO RETIRE

Watsonville, California — (January 30, 2008) — Granite Construction Incorporated (NYSE:GVA) today announced that William E. Barton, the Company’s Chief Financial Officer, will retire after 28 years of service to Granite. LeAnne M. Stewart, will join Granite on February 4, 2008 and will assume the role of Chief Financial Officer effective March 1, 2008. Barton will continue with the Company through mid 2008 to ensure a smooth transition and to provide consulting services as needed.
“On behalf of all of us at Granite, I would like to thank Bill for his outstanding service as our CFO and for the significant contributions he made to Granite during his long tenure,” said William G. Dorey, Granite President and Chief Executive Officer. “Most notably, Bill helped guide us from a privately held construction company in Watsonville to a nationally-known publicly traded company. As a long-standing member of our management team, Bill has been instrumental in the growth of this Company. I wish him all the best in his retirement and am grateful that we will continue to benefit from his experience and expertise through the transition.”
“I am delighted to welcome LeAnne to the Granite family,” continued Dorey. “Her broad financial and operational experience will add significant strength to our management team and I am confident that she will play an integral role in contributing to the Company’s success. I look forward to working with LeAnne and benefiting from her expertise and insight as we work together to achieve Granite’s long-term strategic goals.”
Most recently from 2004-2006, Stewart served as Senior Vice President, Chief Financial Officer and Treasurer of Nash Finch Company, where she had been since 1999. In this capacity, her accomplishments included overseeing the financial operations of the Company, including all Securities and Exchange Commission and SOX compliance, leading the Company’s investor relations function and negotiating and syndicating the Company’s $300 million bank credit facility.

Prior to her work at Nash Finch, Stewart also held various financial management positions at Enron Europe and before that, at Ernst & Young. Stewart earned an MBA degree from the Wharton School, University of Pennsylvania. She is a Certified Public Accountant and a Certified Management Accountant. She earned a bachelor’s degree from The College of St. Benedict in St. Joseph, Minnesota.
About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 5th straight year, Granite was named to FORTUNE’S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.
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